Exhibit 10.29

SEPARATION AND GENERAL RELEASE AGREEMENT

1. Parties. The parties to this Separation and General Release Agreement (“Agreement”) are:

a. Timothy E. Caulfield, a resident of Foothill Ranch, California (“Employee”); and

b. SAVVIS, Inc. (“Company”).

2. Recitals.

a. Employee and Employer have agreed that Employee’s employment with Company will end on June 30, 2009 (“Separation Date”);

b. Employee and Company desire to fully and finally resolve and settle any and all issues between them, actual or potential, whether or not relating to Employee’s employment with the Company; and

c. The parties agree that the provisions contained herein fully satisfy the Company’s obligations under all prior agreements between the parties hereto, and that this agreement supercedes any and all prior agreements.

NOW, THEREFORE, for and in consideration of the release, covenants and undertakings hereinafter set forth, and for other good and valuable consideration, which each party hereby acknowledges, and intending to be legally bound, Employee and Company agree as follows:

3. Termination of Employment. The parties agree Employee’s employment with Company will terminate effective at the close of business on the Separation Date. Up to the Separation Date, Employee shall continue to be an employee of the Company and use best efforts to perform his responsibilities, as requested by and in favor of the Company, shall fully comply with all Company policies and procedures and applicable law, shall fully cooperate with Employer, and use best efforts regarding any transition through the Separation Date performing such services and at such locations as the Employer shall request.

4. Payments, Benefits and Other Consideration. Company will provide the payments and benefits described herein in consideration and in exchange for Employee’s promises and obligations herein so long as Employee submits this Agreement properly executed to the Company and adheres to the promises and agreements set out in this Agreement.

a. Severance. Within fifteen (15) business days of the Separation Date of this Agreement (as defined in Paragraph 29 below), Company will commence payment to Employee of three hundred nine thousand Dollars ($309,000) payable in substantially equal semi-monthly installments over 12 months less appropriate payroll deductions and taxes. For the avoidance of doubt, Employee will not receive payment of any bonus for 2008 or 2009.

b. Restricted Stock Units. Pursuant to the Stock Unit Agreement dated August 29, 2005, Employee was granted 50,000 stock units of which 16,666 have already vested and been delivered, 16,666 have vested but have future distribution dates and 16,667 have not yet vested but are scheduled to vest in March 2009. Once vested, the shares issuable pursuant to the Restricted Stock Units will be delivered in accordance with the terms of the Stock Unit Agreement.

c. Outplacement. During the period from the first business day in January 2009 until December 31, 2009, Employee will be provided, at Company expense, executive- level outplacement services as reasonably determined by the Company (near the Employee’s residence).

d. Stock Options. Employee has been granted the following stock options to acquire Company common stock:

July 6, 2006	75,000 options with an exercise price of $30.01

November 1, 2006	25,000 options with an exercise price of $31.09

March 3, 2008	60,000 options with an exercise price of $18.40.

The March 3, 2008 grant is not yet vested but a portion of the grant will vest in accordance with its terms in March 2009. Any unvested portion will terminate on the Separation Date and any vested portion will remain exerciseable for a limited period of time after the Separation Date in accordance with their terms. The July 6, 2006 and November 1, 2006 grants are fully vested and will remain exercisable for a limited period of time after the Separation Date in accordance with their terms.

e. Acknowledgment of Consideration. Employee acknowledges that the payment and benefits described in Paragraphs 4(a), (b) and (c) above are additional consideration to which Employee would not otherwise be entitled absent Employee’s execution of this Agreement and the promises set forth herein.

f. COBRA And Medical Premium Payments. Pursuant to the provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) the Company will provide the required COBRA notification on the Separation Date and the COBRA benefit entitlement period of eighteen months shall commence on the Separation Date. In the event Employee elects to continue his health care coverage pursuant to the health care continuation coverage provisions of COBRA, Company shall, upon receipt of Employee’s written election, pay the entire premium for such continuation coverage for 18 month(s) for Employee and any Dependents following the month in which the Separation Date occurs. Employee, Employee’s spouse, and dependents, as applicable, may elect COBRA coverage under the provisions of COBRA on the Separation Date. If Employee chooses to continue COBRA coverage after this 18 month period, Employee will be responsible for the entire premium amounts.

5. Employee, for and on behalf of Employee and Employee’s heirs, beneficiaries, executors, administrators, successors, assigns, and anyone claiming through or under any of the foregoing, hereby agrees to, and does, remise, release and forever discharge Company, and its current and former parents, subsidiaries, divisions, and affiliates, and their respective shareholders, officers, directors, attorneys, agents, current and former employees, successors and assigns (collectively referred to as “the Company Releasees”) from any and all matters, claims, demands, damages, causes of action, debts, liabilities, controversies, judgments and suits of every kind and nature whatsoever, foreseen or unforeseen, known or unknown, which have arisen or could arise between Employee and the Company Releasees from matters which occurred prior to the date of execution of this Agreement, which matters include but are not limited to Employee’s employment with the Company, the terms and conditions of that employment, the termination of Employee’s employment with Company, and matters arising from the offer and acceptance of this Agreement. Employee understands that the provisions of this Paragraph mean that Employee cannot bring a lawsuit against the Company for any reason.

6. Agreement Not to File Suit. Employee, for and on behalf of Employee and Employee’s beneficiaries, executors, administrators, successors, assigns, and anyone claiming through or under any of the foregoing, agree that they will not file or otherwise submit any charge, claim, complaint, arbitration request, or action to any agency, court, organization, or judicial forum (nor will Employee permit any person, group of persons, or organization to take such action on Employee’s behalf) against the Company Releasees arising out of any actions or non-actions on the part of Company arising before execution of this Agreement. Employee further agrees that to the extent Employee has filed any claim, complaint, charge arbitration request or action against the Company, Employee will withdraw and dismiss the same with prejudice. Employee further agrees that in the event that any person or entity should bring such a charge, claim, complaint, or action on Employee’s behalf, Employee hereby waives and forfeits any right to recovery under said claim and will exercise best efforts (but will not be obliged to incur any expense) to have such claim dismissed. The provisions of this paragraph, paragraph 5 above and paragraph 7 below shall not be construed to prevent Employee from filing a charge with the Equal Employment Opportunity Commission or a comparable state or local agency, only to the extent Employee is permitted to do so by law, notwithstanding the provisions of this Agreement to the contrary. However, Employee expressly waives and disclaims any right to compensation or other benefit which may inure to Employee as a result of any such charge and hereby expressly agrees to provide any such benefit or pay any such compensation directly to the Company. Employee understands that the provisions of this Paragraph mean that Employee cannot bring a lawsuit against the Company for any reason.

7. Claims Covered. The charges, claims, complaints, matters, demands, damages, and causes of action referenced in paragraphs 5 and 6 above include, but are not limited to, (i) any claims for commission payments; (ii) any breach of an actual or implied contract of employment between Employee and Company; (iii) any claim of unjust, wrongful, or tortious discharge (including any claim of fraud, negligence, retaliation for whistleblowing, or intentional infliction of emotional distress); (iv) any claim of defamation or other common-law action; or (v) any claims of violations arising under the Civil Rights Act of 1964, as amended, 42 U.S.C. § 2000e et seq., the Civil Rights Act of 1866, 42 U.S.C. § 1981, the Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq., (including but not limited to the Older Worker’s Benefit Protection Act), the Equal Pay Act, 29 U.S.C. Section 206(d), the Americans with Disabilities Act of 1990, 42 U.S.C. § 12101 et seq., the Fair Labor Standards Act of 1938, as amended, 29 U.S.C. § 201 et seq., the Rehabilitation Act of 1973, as amended, 29 U.S.C. § 701 et seq., the Family and Medical Leave Act, 29 U.S.C. § 2601, the Employee Retirement Income Security Act, 29 U.S.C. § 1001, et seq., Fair Employment and Housing Act, Cal. Gov’t Code section 12940 et seq., the California Family Rights Act, and the California Labor Code, or any other federal, state, or local statutes, ordinances, common laws or other laws of any kind, whether or not relating to employment, or any claims for pay, commissions, vacation pay, insurance, or welfare benefits or any other benefits of employment with Company arising from events occurring prior to the date of this Agreement other than those payments and benefits specifically provided herein. For the avoidance of doubt notwithstanding paragraphs 5-7 of this agreement, (a) the parties agree that this release is not intended to release any legal obligation of the Company to indemnify Employee arising out of the matter entitled Montana v. Savvis and Caulfield provided however, the company does not concede that such obligations exist, and (b) that with respect to the matter referenced in 7 (a), the privileged undertaking and repayment agreement dated March 12, 2008 and the privileged engagement letter dated March 13, 2008 shall continue in force subject to their terms and to the extent provided therein.

8. No Waiver of Vested Rights. Notwithstanding anything else in this Agreement, the parties agree that this Agreement shall not adversely affect, alter, or extinguish any vested right that the Employee may have with respect to any pension or other retirement benefits to which the Employee is or will be entitled by virtue of the Employee’s employment with the Company, and nothing in this Agreement shall prohibit the Employee from enforcing such rights.

9. No Waiver of Future Claims. Notwithstanding anything else in this Agreement, the parties agree that this Agreement does not constitute a waiver of any rights or claims that may truly occur and arise after the date on which the Employee executes this Agreement. Employee will, at Company’s request, execute another Release in a form substantially similar to that contained herein but which will cover the period between signing this Agreement and the Separation Date.

10. Representations and Warranties Regarding the FMLA and FLSA. Employee represents and warrants that Employee is not aware of any circumstances which might entitle Employee to a leave of absence under the Family and Medical Leave Act or any fact which might justify a claim against the Company for violation of the Family Medical Leave Act. Employee further represents and warrants that Employee has received any and all wages and commissions for work performed and all overtime compensation and FMLA leave to which Employee may have been entitled, and that Employee is not currently aware of any facts or circumstances constituting a violation by the Company and/or the Company Releasees of the FMLA or FLSA.

11. Confidentiality. Employee represents that Employee has not disclosed and agrees that Employee will not disclose the terms of this Agreement, or that this Agreement exists to anyone except Employee’s attorneys, Employee’s financial advisors, Employee’s spouse, or the IRS or other taxing authorities, or as required by law, or in response to an inquiry from any judicial, governmental, regulatory, or self-regulatory agency or organization. Any disclosure contrary to the provisions of this paragraph shall be a material breach of this agreement and shall subject employee to damages including, without limitations, entitling the Company to refrain from further payments under this Agreement without being considered in breach; Employee will continue to be obligated by Employee’s promises hereunder. If Employee discloses the terms of this Agreement to Employee’s spouse, Employee’s attorneys or Employee’s financial advisors, Employee will advise them that they must not disclose the terms of this Agreement to anyone else and will be responsible for any such disclosure. If asked, but only if asked, to perform some act which would otherwise be contrary to the terms of this Agreement, Employee may state: “I am unable to further discuss that matter due to contractual agreements with my former employer.”

12. Non-Solicitation. During Employee’s employment with the Company, Employee had access to confidential information and developed certain relationships with employees and customers of the Company such that if Employee were allowed to pursue relationships with the Company’s employees or customers, Employee would have an unfair advantage based upon confidential information and/or relationships developed. Therefore, Employee agrees that from the Separation Date until the expiration of a period of one (1) year from the Separation Date (the “Covered Period”), Employee will not, directly or indirectly:

a. solicit or recruit for employment, offer employment to, hire, solicit, or recruit for placement, place and/or offer to place with another company or entity — on a temporary, permanent or contract basis, or otherwise — anyone who at any time during the Covered Period is or was employed by the Company (a “Covered Employee”); provided that, at the time of such solicitation, recruitment, offer of employment, hiring, offer to place or placement, or any time during the ninety (90) day period immediately preceding same, the Covered Employee is or was an employee of the Company;

b. encourage, entice or persuade, or attempt to encourage, entice or persuade any Company employee to leave the Company;

c. solicit or encourage any customer of the Company or any of its Affiliates to terminate or diminish its relationship with them; or

d. seek to persuade any such customer of the Company or any of its Affiliates to conduct with anyone else any business or activity which such customer conducts with the Company or any of its Affiliates.

13. Reasonable Scope of Agreement. Employee acknowledges that the scope of this Agreement, including without limitation, paragraphs 8-9 of the Agreement, is reasonable in light of its narrow focus and the legitimate interests of the Company to be protected.

14. Confidential Information.

a. Employee acknowledges that the Company and its Affiliates continually develop Confidential Information, that Employee has developed Confidential Information for the Company or its Affiliates and that Employee had possession of and access to Confidential Information during the course of employment. Employee will continue to comply with the policies and procedures of the Company and its Affiliates in place during Employee’s employment for protecting Confidential Information, and shall not disclose to any Person or use, other than as required by applicable law, any Confidential Information obtained by Employee incident to Employee’s employment or other association with the Company or any of its Affiliates. The confidentiality obligation under this Paragraph shall not apply to information which is generally known or readily available to the public at the time of disclosure or becomes generally known through no wrongful act on the part of Employee or any other Person having an obligation of confidentiality to the Company or any of its Affiliates.

b. Employee acknowledges and agrees all memoranda, notes, records, reports, papers, drawings, designs, computer files in any media, documents, records, tapes and other media of every kind and description relating to the business, present or otherwise, of the Company or its Affiliates and any copies, in whole or in part, thereof (the “Documents”), whether or not prepared by Employee, shall be the sole and exclusive property of the Company and its Affiliates. Employee represents that during Employee’s employment with the Company, Employee took all action necessary to safeguard all Documents and has surrendered to the Company all Documents in Employee’s possession or control.

c. In the event Employee is requested or becomes legally compelled (by oral questions, interrogatories, requests for information or documents, deposition, subpoena, civil investigative demand or similar process) to disclose any of the Confidential Information, Employee shall, where permitted under applicable law, rule or regulation, provide written notice to the Company promptly after such request so the Company may, at its expense, seek a protective order or other appropriate remedy (Employee agrees to reasonably cooperate with the Company in connection with seeking such order or other remedy). In the event that such protective order or other remedy is not obtained, Employee shall furnish only that portion of the Confidential Information that Employee is advised by counsel is required, and shall exercise reasonable efforts to obtain assurance that confidential treatment will be accorded such Confidential Information. In addition, Employee may disclose Confidential Information in the course of inspections, examinations or inquiries by federal or state regulatory agencies and self regulatory organizations that have requested or required the inspection of records that contain the Confidential Information provided that Employee exercises reasonable efforts to obtain reliable assurances that confidential treatment will be accorded to such Confidential Information. To the extent such information is required to be disclosed and is not accorded confidential treatment as described in the immediately preceding sentence, it shall not constitute “Confidential Information” under this Agreement.

d. Definitions Applicable to Paragraphs 14 and 15.

“Affiliate” shall mean, with respect to any Person, all Persons directly or indirectly controlling, controlled by or under common control with such Person, where control may be by either management authority, contract or equity interest. As used in this definition, “control” and correlative terms have the meanings ascribed to such words in Rule 12b-2 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

“Confidential Information” shall mean any and all information of the Company and its Affiliates that is not generally known by others with whom they compete or do business, or with whom any of them plans to compete or do business and any and all information, publicly known in part or not, which, if disclosed by the Company or its Affiliates would assist in competition against them. Confidential Information includes without limitation such information relating to (i) trade secrets, the development, research, testing, manufacturing, marketing and financial activities of the Company and its Affiliates, (ii) the Products, (iii) the costs, sources of supply, financial performance and strategic plans of the Company and its Affiliates, (iv) the identity and special needs of the customers of the Company and its Affiliates and (v) client lists and the people and organizations with whom the Company and its Affiliates have business relationships and the substance of those relationships. Confidential Information also includes any information that the Company or any of its Affiliates have received, or may receive hereafter, belonging to customers or others with any understanding, express or implied, that the information would not be disclosed.

“Person” shall mean an individual, a corporation, a limited liability the Company, an association, a partnership, an estate, a trust and any other entity or organization.

15. Non-Disclosure Agreement. During Employee’s employment, Employee had access to certain information which is proprietary in nature, the confidentiality of which must be protected to prevent irreparable harm to the Company.

a. Employee agrees up to and after the Separation Date, Employee will not use for the Employee’s benefit or for the benefit of others, or disclose to any person, partnership, employer, corporation or other entity, any Company information, specialized knowledge, trade secrets, confidential information, object or source codes, research and development concepts, new business or product ideas and concepts, customer lists, customer database information, marketing concepts, marketing database information, methods of operation, advertising concepts and programs, pricing and price-related information, proposals to and working agreements and relationships with present and prospective customers and suppliers, lease terms, the Company’s debt or equity sources or their terms, the Company’s documentation standards or any other data or property relating to the business of the Company in any way accessed or obtained by Employee while employed by the Company. Notwithstanding the foregoing, this Paragraph will not apply to any information or material which is published or otherwise becomes part of the public domain through no fault of Employee or, subject to subsection b. below, is independently developed by Employee without reference to the Company’s confidential information. The restrictions of this Agreement will not apply to information which is required to be disclosed pursuant to the final order of a court of competent jurisdiction provided that Employee advises Company of such order as soon as practical upon learning of such order, cooperates with Company, if the Company so decides, in seeking an order from a court to continue the protection of such information, and discloses only such information as is finally ordered by such court. Any notice required hereunder shall be in writing and shall be deemed given only when delivered by confirmed overnight delivery service to the address below.

To Company:	General Counsel
SAVVIS, Inc.
One SAVVIS Parkway
Town & Country, Missouri 63017
Attention: General Counsel

The Company from time to time may designate a different address for notices to be sent by giving the Employee due notice hereunder of such different address.

b. Any and all inventions, discoveries, improvements, or creations (collectively, “Creations”) which Employee has conceived or made during the period of employment in any way, directly or indirectly, connected with the Company shall be the sole and exclusive property of the Company. Employee agrees that all copyrightable works created by Employee or under the Company’s direction in connection with the Company’s business are “works made for hire” and shall be the sole and complete property of the Company and any and all copyrights to such works shall belong to the Company. To the extent such works are not deemed to be “works made for hire,” Employee hereby assigns all proprietary rights, including copyright, in these works to the Company without further compensation. Any Creation related to the business of the Company disclosed or exploited by Employee within one year following termination with the Company, unless proved to have been conceived and made by Employee after termination and in compliance with this Agreement, shall also be deemed to be the property of the Company.

c. The Company has expended a great deal of time, money and effort to develop and maintain its confidential business information which, if misused or disclosed, could be very harmful to its business and could cause the Company to be at a competitive disadvantage in the marketplace. Employee recognizes and acknowledges that Employee had access to Confidential Information of the Company, and that the Company, in all fairness, needs certain protection in order to ensure that Employee does not misappropriate or misuse any trade secret (s) or other Confidential Information or take any other action which could result in a loss of the goodwill of the Company and, more generally, to prevent Employee from having or providing others with an unfair competitive advantage over the Company. To that end, Employee acknowledges the foregoing restrictions, both separately and in total, are reasonable and enforceable in view of the Company’s legitimate interests in protecting the goodwill, confidential information and customer loyalty of its business. To the extent that any provision of this Agreement is adjudicated to be invalid or unenforceable because it is somehow overbroad or otherwise unreasonable, that provision shall not be void but rather shall be limited only to the extent required by applicable law and enforced as so limited to the greatest extent allowed by law, and the validity or enforceability of the remaining provisions of this Agreement shall be unaffected and such adjudication shall not affect the validity or enforceability of such remaining provisions.

d. Employee further agrees that in the event of any breach hereof the harm to the Company will be irreparable and without adequate remedy at law and, therefore, that injunctive relief with respect thereto will be appropriate. In the event of a breach or threatened breach of any of Employee’s obligations, the Company shall be entitled, in addition to any other legal or equitable remedies it may have in connection therewith (including any right to damages that it may suffer), to temporary, preliminary and permanent injunctive relief restraining such breach or threatened breach (without the obligation to post bond), together with reasonable attorney’s fees incurred in preliminarily enforcing its rights hereunder. Employee specifically agrees that if there is a question as to the enforceability of any of the provisions of this Paragraph, Employee will not engage in any conduct inconsistent with or contrary to such Paragraph until after the question has been resolved by a final judgment of a court of competent jurisdiction.

e. Employee agrees that if any part of Employee’s foregoing covenants or the duration thereof is deemed too restrictive by a Court of competent jurisdiction, the Court may alter the covenants and/or duration to make the same reasonable under the circumstances, and Employee acknowledges that Employee shall be bound thereby.

f. In no event shall any provision of the foregoing be waived or be deemed waived by the Company in the event that the Company (a) delays enforcing any of its rights or remedies with respect to any breach by Employee, or (b) modifies, delays enforcing or fails to enforce any of its rights or remedies with respect to any breach by any other employee of the Company who has executed or may execute a document with terms which may be similar to or the same as those set forth in this document.

16. Non-Disparagement. Employee agrees not to criticize, denigrate or otherwise disparage or cause disparagement, or make any disparaging remarks (“Disparage”), to the media, the general public, or to any other person or entity about the Company or the Company Releasees. In particular, but without limitation, Employee will not Disparage the Company or the Company Releasees, to any of the Company’s current, former or prospective customers or clients or any of the Company’s current or former employees. Employee further represents and agrees that Employee has not and will not engage in any conduct or take any action whatsoever to cause or influence or which reasonably could be anticipated to cause or influence any person or entity, including but not limited to, any past, present or prospective employee of, or applicant for employment with the Company, to initiate litigation, assert any other kind of claim or take any other kind of adverse action against the Company or the Company Releasees. Employee acknowledges that this provision constitutes a material term in this Agreement, without which the Company would not enter into this Agreement. As a result, any breach of this provision will be considered a material breach and will, among all other available remedies, excuse the Company from any further obligations to Employee under this Agreement, including any remaining payments set forth in Paragraph 4(a) hereof. This shall not be construed as a limitation of remedies, and the Company retains all rights to pursue any and all claims or actions against Employee as a result of any disparaging remarks made in violation of this paragraph or otherwise.

17. No Admission of Wrongdoing. The parties to this Agreement agree that nothing in this Agreement is an admission by any party hereto of any wrongdoing, either in violation of an applicable law or otherwise, and that nothing in this Agreement is to be construed as such by any person.

18. Knowing and Voluntary Agreement. Employee represents, declares, and agrees that the undertakings of Company and the wage payments described above are for the purposes of making a full and final compromise, adjustment, and settlement of all claims hereinabove described and that the promises and payments hereunder are good and valuable consideration that was otherwise unavailable to him.

19. Entire Agreement. This Agreement constitutes the entire agreement among the parties and there are no other understandings or agreements, written or oral, between them on the subject. There are no representations, agreements, arrangements or understandings between the parties hereto concerning the subject matter of this Agreement whether oral or written, which are not fully expressed herein, and no unexecuted drafts of this Agreement or any notes, memoranda or other writings pertaining hereto shall be used to interpret any of the provisions of this Agreement.

20. Return of Property. Employee agrees to return all property belonging to Company, including, but not limited to Employee’s laptop computer, keys, security cards, credit card, parking cards and documents (including all copies regardless of media) of any kind provided or shown to Employee throughout Employee’s employment. Employee further agrees Employee has not copied or otherwise replicated or retained any of the above or like data and things.

21. Cooperation in Legal Proceedings. Employee agrees to fully cooperate with the Company with respect to any litigation, investigation or legal proceeding to which the Company is a party.

22. Choice of Law. Because of the Company’s and Employee’s substantial contacts with the State of Missouri, the fact that the Company’s headquarters are located in Missouri, the parties’ interests in ensuring that disputes regarding the interpretation, validity, and enforceability of this Agreement are resolved on a uniform basis, and the Company’s execution of and making of this Agreement in Missouri, the parties agree that the Agreement shall be interpreted and governed by the laws of the State of Missouri, without regard for any conflict of law principles.

23. Choice of Forum. The parties to the Agreement irrevocably and unconditionally (i) agree that any legal proceeding arising out of or in connection with this Agreement shall be brought in a court of subject matter jurisdiction located in the Eastern District of Missouri, (ii) consent to the exclusive jurisdiction of such a court in any such proceeding, and (iii) waive any objection to the laying of venue of any such proceeding in any such court. The parties also irrevocably and unconditionally consent to the service of any process, pleadings, notices or other papers in connection with any such proceeding and submit to personal jurisdiction in such venue.

24. Capacity to Settle. Employee represents and warrants that Employee has no legal impediments (including bankruptcies) to fully and completely settle all claims and to sign this Agreement. Employee further warrants that Employee is the sole owner of all the claims Employee has released in this Agreement, and that Employee has not assigned or transferred any such claim (or any interest in any such claim) to any other person, and that Employee will indemnify, defend and hold the Company Releasees harmless for any damages costs, fees or expenses which they may incur if these representations and warranties are incorrect in any respect.

25. Miscellaneous/Waiver of Statutory Provisions. This Agreement may be executed in counterparts, each of which shall be deemed to be an original and all of which together shall constitute the Agreement; provided, however, that this Agreement shall not become effective until completely conforming counterparts have been signed and delivered by each of the parties hereto. The parties agree that this Agreement shall be binding upon and inure to the benefit of Employee’s assigns, heirs, executors and administrators as well as the Company, its parent, subsidiaries and Affiliates and each of its and their respective officers, directors, employees, agents, predecessors, successors, purchasers, assigns, and representatives.

26. California Employees Employee has read the contents of Section 1542 of the Civil Code of the State of California and hereby expressly waives any and all rights and benefits of the Section 1542. Section 1542 provides as follows: “A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor”.

27. Rule of Construction. The rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be employed in interpreting this Agreement. The parties intend for this Agreement to satisfy the provisions of the Age Discrimination in Employment Act of 1967, as amended, and this Agreement shall always be construed or limited in conformity with such provisions.

28. Consultation with Attorney. By executing this Agreement, Employee acknowledges that, at the time he/she was presented with this Agreement for his/her consideration, he/she was advised by a representative from Company, in writing (by way of this paragraph of this Agreement), to consult with an attorney about this Agreement, its meaning and effect, before executing this Agreement

29. Consideration Period and Revocations. Employee acknowledges that Employee was first given a copy of this Agreement on December 16, 2008 (the “Offer Date”) and that Employee was advised by Company that Employee could consider the offer for at least twenty-one days from the Offer Date (“Review Period”). This Agreement shall not become final and binding upon Employee until the eighth calendar day following Employee’s execution of this Agreement (the “ Release Effective Date”). During said seven-day period, Employee may revoke this Agreement by giving written notice to Eugene V. DeFelice, Senior Vice President, General Counsel & Secretary, SAVVIS, Inc., One SAVVIS Parkway, Town & Country, MO 63017. The Company shall be deemed to have revoked its offer contained in this Agreement if Employee does not execute and deliver the Agreement on or prior to the end of the Review Period. Employee shall forfeit all rights to payments under this Agreement unless such Release is signed and delivered on or prior to the end of the Review Period, if applicable, lapses without the Release being revoked.

30. Neutral Employment Reference. In response to any properly directed request for reference, as defined below (a “Properly Directed Request”), the Company will provide only job title, dates of employment, salary information and indicate that Employee resigned Employee’s employment with the Company. A Properly Directed Request is one that is directed to Vice President, Human Resources, SAVVIS, Inc., One SAVVIS Parkway, Town & Country, MO 63017.

31. No Reliance. The parties have not relied on any representations, promises, or agreements of any kind made to them in connection with this Agreement, except for those set forth in this Agreement.

32. Section 409A. A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended, and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.” With regard to any payment that is considered deferred compensation under Code Section 409A payable on account of a “separation from service,” such payment shall be made on the date which is the earlier of (A) the expiration of the six (6)-month period measured from the date of such “separation from service” of the Employee (the “Delay Period”), and (B) the date of the Employee’s death to the extent required under Code Section 409A. Upon the expiration of the Delay

Period, all payments delayed pursuant to this Section (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid to the Employee in a lump sum, and all remaining payments due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein. For purposes of Code Section 409A, the Employee’s right to receive any installment payment pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within thirty (30) days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of the Company.

33. Amendments and Severability. The parties hereto agree that this Agreement may not be modified, altered or changed except by a written agreement signed by the parties hereto. If any provision of this Agreement is held to be invalid, the remaining provisions shall remain in full force and effect.

IN WITNESS WHEREOF, the undersigned parties have executed this Separation and Release Agreement.

/s/ Timothy E. Caulfield
Timothy E. Caulfield

Date:	12/17/2008

Subscribed and sworn to before me, a Notary Public, this 17th day of December, 2008.

/s/ Patricia M. Knight
Notary Public

My Commission Expires: August 3, 2010

SAVVIS, Inc.

By:	/s/ Eugene V. DeFelice

Date:	12/17/08

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